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                                                                  EXHIBIT 99



                         MERITAGE HOSPITALITY GROUP INC.
                      3210 EAGLE RUN DRIVE, N.E., SUITE 100
                             GRAND RAPIDS, MI 49525

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                            TELEPHONE: (616) 776-2600
                            FACSIMILE: (616) 776-2776
                           WWW.MERITAGEHOSPITALITY.COM

February 17, 2006

Dear Fellow Shareholder:

Enclosed is a $0.06 per common share cash dividend. This dividend represents a 20% increase over the cash dividend we paid out in January 2005. Dividends are an important element in our long-term strategy of building value for you - our fellow business owners. Accordingly, our Board of Directors will consider additional dividends in the future.

Meritage is one of the nation's premier restaurant franchise operators. We operate 53 restaurants in two primary business segments through well-recognized "best of class" brands: Wendy's in the Quick Service segment and O'Charley's in the Casual Dining segment.

Last month, we opened our fifth O'Charley's restaurant in Michigan. Store opening results were the best among our O'Charley's restaurants to date. We hope to add to this momentum during the year as our franchisor, O'Charley's Inc., assists us in rolling out the first advertising plan for the O'Charley's restaurant brand in Michigan. In addition, O'Charley's Inc. is re-designing the restaurant building and layout with a desire to reduce costs and increase operating efficiencies. We anticipate the new prototype will be available for Meritage in 2007.

In our Wendy's business, our franchisor, Wendy's International, is undertaking a plan to invigorate the brand and improve results by raising sales, reducing costs and focusing on margins. A key step in this new plan is the introduction of breakfast which will provide customers with distinctive breakfast options. Wendy's International anticipates that adding breakfast could increase average unit sales by $160,000 within three years, which could result in a possible $7.7 million increase in sales for Meritage. In addition, Wendy's will introduce new Frescata deli sandwiches this spring which will provide four different offerings on fresh-baked artisan bread. We are encouraged by the new products and promotions in both of our restaurant concepts which were promotionally "dormant" in 2005.

Meritage is also prepared to expand beyond its two franchise brands and its current geographical presence while continuing to achieve operational excellence. Various alternatives are being explored.

The Board of Directors remains committed to increasing shareholder value through growth and the return of capital to its shareholders. We thank you for your continued support as both a valued customer and shareholder of Meritage.

/s/ Robert E. Schermer, Jr.

Chief Executive Officer

This dividend will be paid out of Additional Paid in Capital and will reduce Additional Paid in Capital and Total Stockholders' Equity by approximately $327,000.